UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  7/28/2016

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On July 28, 2016, The Bancorp, Inc. (the "Company") issued a press release regarding its earnings for the three and six months ended June 30, 2016. A copy of this press release is furnished with this report as exhibit 99.1. The information in this Current Report, including the exhibit hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Gail S. Ball, Chief Operating Officer ("COO") of the Company and The Bancorp Bank ("Bank") was terminated on July 26, 2016.

(c)	The Board of Directors of each of the Company and the Bank appointed Hugh McFadden as Chief Operating Officer of the Company and the Bank. The appointment was effective on July 27, 2016, subject to regulatory review. Mr. McFadden, age 76, previously served as a Consultant for Promontory Financial Group ("PFG") since February 2014, and previously worked at PFG in this capacity from September 2007 to March 2011. From April 2011 to October 2013 he was Chief Operating Officer and Chief Risk Officer of Modern Bank, N.A. where he played a leading role in regulatory remediation efforts, the development of a compliance risk management program and the introduction of an enterprise risk management system. From January 2001 to July 2007, Mr. McFadden served in various capacities within Citigroup Private Bank, including as a Senior Consultant from September 2006 to April 2007 where he was a project leader for client on-boarding for account opening, suitability and anti-money laundering-related controls. He was Chief Operating Officer, Europe from September 2004 to September 2006 where he provided oversight to operations, technology, client services, business risk, legal and compliance. From September 2001 to August 2004 he served as Chief Operating Officer for the Americas, where he had overall responsibility for infrastructure activities in the U.S. and Latin America regions, after previously serving as the Chief Operating Officer of the U.S. Private Bank from January 2000 to September 2001. Prior to his work at Citigroup Private Bank, Mr. McFadden spent 23 years at Bankers Trust Company, where he had roles as a Vice President, Senior Vice President and Managing Director. He served as Division Head and Business Planning Head for the Mid-East and Africa Group (November 1976 to March 1986), General Manager of Paris Operation (April 1986 to October 1987), Chief of Staff of Global Corporate Finance (November 1987 to February 1993) Head of Global Management Information Group (February 1993 to June 1995) and Chief of Staff, Global Finance Group (June 1995 to March 1998) where he was responsible for budgeting and planning, organization strategy and design, systems implementation and staffing. From April 1998 to his departure from Bankers Trust Company in June of 1999, Mr. McFadden served as Corporate Compliance Head and Legal/Compliance Department Business Manager, where he was responsible for administration, technology, budgeting and training for the firm's global Legal and Compliance Groups. He also served as Chairman of the Board of Bankers Trust's Delaware bank.

In connection with Mr. McFadden's appointment, Mr. McFadden received an offer letter which provides for salary at an annual rate of $300,000, eligibility for equity grants as may be determined by the Compensation Committee of the board of directors of the Company and participation in the standard benefits offered by the Company to its employees. Under the letter, either Mr. McFadden or the Company may terminate Mr. McFadden's employment at any time with or without cause.

Item 8.01.  Other Events

On July 27, 2016 the Company and all other individually-named defendants entered into a Stipulation and Agreement of Settlement ("Settlement Agreement") with respect to the consolidated class action securities litigation filed in the United States District Court for the District of Delaware under the caption of In re The Bancorp, Inc. Securities Litigation, Case No. 14-cv-0952 (SLR) (District of Delaware).  Under the terms of the Settlement Agreement, Bancorp will pay $17.5 million to the plaintiffs as full and complete settlement of the litigation.  All amounts paid by the Company will be fully funded by the Company's insurance carriers.  All terms of the Settlement Agreement are subject to court approval.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

The exhibit furnished as part of this Current Report on Form 8-K is identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bancorp, Inc.

Date: July 28, 2016	By:	/s/Paul Frenkiel
Paul Frenkiel
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release